EXHIBIT 10.2

FORM OF AWARD AGREEMENT

2015 Time Based Restricted Stock Unit Award Agreement
NCR Corporation 2013 Stock Incentive Plan

You have been awarded a number of time based restricted stock units (the “Stock Units”) under the NCR Corporation 2013 Stock Incentive Plan, as amended from time to time (the “Plan”), as described on the time based restricted stock unit information page on the website (www.netbenefits.fidelity.com) of the third party Plan administrator (the “TPA”) for NCR Corporation (referred to herein as “NCR” or the “Company”), effective as of the date of grant of this award (the “Grant Date”), subject to the terms and conditions of this 2015 Time Based Restricted Stock Unit Award Agreement (this “Agreement”) and the Plan. Capitalized terms used but not defined herein are defined in the Plan.
1.Grant of Stock Units. Subject to Section 2 and the other terms and conditions of this Agreement, one-third (1/3) of the Stock Units will become vested and non-forfeitable on each of the first, second and third anniversaries of the Grant Date (each a “Vesting Date”), provided that you are continuously employed by NCR or, if different, an Affiliate or Subsidiary of NCR (the “Employer”) through and until the applicable Vesting Date. The Stock Units are referred to in this Agreement as “Vested” at the time they become vested and non-forfeitable pursuant to this Section 1 or Section 2 below.
2.    Certain Events Resulting in Accelerated Vesting Date. The Plan provides for what happens in connection with certain events resulting in accelerated vesting of the Award. The following chart describes the more common events. Except as otherwise provided below, in the event of your Termination of Employment prior to a Vesting Date for any reason, all unvested Stock Units will automatically terminate and be forfeited and no shares or cash will be issued or paid (as the case may be).
Termination Provisions

Termination Event	Treatment of Stock Units
Death, Disability, Retirement or Involuntary Termination (other than for Cause)
Prorated Vesting—A pro rata portion of the Stock Units shall become Vested immediately upon your Termination of Employment due to death, Disability, Retirement or Involuntary Termination as follows. For the number of Stock Units scheduled to vest on each Vesting Date, you will become Vested in such number of Stock Units multiplied by a fraction, the numerator of which is the number of days that you completed as an employee of the Company or an Employer after the Grant Date and before that Vesting Date, and the denominator of which is the number of days from the Grant Date to that Vesting Date.

Change in Control Termination or Good Reason Termination	Full Vesting—All Unvested Stock Units shall become fully Vested immediately upon your Termination of Employment due to a Change in Control Termination or a Good Reason Termination.
Termination Event	Treatment of Stock Units
Voluntary Resignation	Forfeited—Unvested Stock Units will be forfeited.
Termination for Cause	Forfeited—Unvested Stock Units will be forfeited.

For purposes of this Agreement, “Disability” means Termination of Employment as a result of a disability for which you qualify for benefits under the NCR Long-Term Disability Plan or another long-term disability plan sponsored by NCR, its Subsidiaries or Affiliates. “Retirement” means your Termination of Employment when you are age 62 or older with at least 10 years of continuous service with the Company and its Subsidiaries and Affiliates for the period ending on the date of your Termination of Employment (but excluding service with any entity whose stock or assets were acquired by the Company for the period prior to such acquisition). “Involuntary Termination” means Termination of Employment by the Company or the Employer for any reason other than for Cause (as defined in the Plan), excluding termination by the Company or the Employer during the twenty-four (24) months following a Change in Control. “Change in Control Termination” means a Termination of Employment by the Company, the Employer or the continuing entity other than for Cause (as defined in the NCR Change in Control Severance Plan, to the extent that you are a participant in the NCR Change in Control Severance Plan at the time of such Termination of Employment; otherwise as defined in the Plan and, for the avoidance of doubt, not including any termination due to your Disability) occurring during the twenty-four (24) months following a Change in Control wherein this Award is assumed, converted or replaced by the continuing entity. “Good Reason Termination” means, if you are a participant in the NCR Change in Control Severance Plan, or an NCR policy or similar arrangement or individual agreement that defines “Good Reason” in the context of a resignation following a Change in Control, your Termination of Employment for Good Reason as so defined within twenty-four (24) months following a Change in Control.
Change in Control. Notwithstanding any provisions in this Agreement to the contrary other than Sections 5, 10, 12, and 24, in the event a Change in Control occurs prior to the Vesting Date and the Stock Units are not assumed, converted or replaced by the continuing entity, all unvested Stock Units shall become fully Vested immediately prior to the Change in Control.
3.    Settlement of Stock Units. Except as may otherwise be provided in this Section or Section 14.12 of the Plan or pursuant to an election under Section 14.11 of the Plan, Vested Stock Units will be paid to you within thirty (30) days after the date that such Stock Units become Vested in shares of NCR Common Stock (such that one Stock Unit equals one share of NCR Common Stock) or, in NCR’s sole discretion, in an amount of cash equal to the Fair Market Value of such number of shares of NCR Common Stock on the date that immediately precedes the applicable Vesting Date (or such earlier date upon which the Stock Units have become Vested pursuant to Section 2 of this Agreement), or a combination thereof (the date of such payment is referred to herein as the “Settlement Date”).

4.    Compliance with Section 409A of the Code. The intent of the parties is that payments under this Agreement comply with Section 409A of the Code or are exempt therefrom, and this Agreement shall be interpreted, administered and governed in accordance with such intent.
5.    Confidentiality. By accepting this Award, except to the extent disclosure is required by applicable law or regulation, you agree to keep this Agreement confidential and not to disclose its contents to anyone except your attorney, your immediate family, or your financial consultant, provided such persons agree in advance to keep such information confidential and not disclose it to others. The Stock Units will be forfeited if you violate the terms and conditions of this Section 5.
6.    Adjustments Based on Certain Changes in the Common Stock. In the event of any stock split, reverse stock split, stock dividend, recapitalization or similar change affecting the Common Stock, the Award shall be equitably adjusted in accordance with Section 3.04 of the Plan.
7.    Nontransferability. At all times before each applicable Vesting Date, the Stock Units, to the extent not fully Vested, may not be sold, transferred, pledged, assigned or otherwise alienated, except by beneficiary designation, by will or by the laws of descent and distribution upon your death. As soon as practicable after a Vesting Date (or such other date as Stock Units become payable in accordance with Section 2), if Stock Units that Vested on such Vesting Date are to be paid in the form of shares of NCR Common Stock, NCR will instruct its transfer agent and/or its TPA to record on your account the number of such shares underlying the number of such Stock Units, and such shares will be freely transferable.
8.    Dividends. Any cash dividends declared before each applicable Vesting Date on the shares underlying unvested Stock Units shall not be paid currently, but shall be converted into additional unvested Stock Units, and any cash dividends declared after a Vesting Date but before the applicable Settlement Date on the shares underlying Vested Stock Units shall not be paid currently, but shall be converted into additional Vested Stock Units and settled pursuant to Section 3 at the same time as the underlying Vested Stock Units. Any Stock Units resulting from such conversion (the “Dividend Units”) will be considered Stock Units for purposes of this Agreement and will be subject to all of the terms, conditions and restrictions set forth herein that apply to the underlying Stock Units that generated the Dividend Units. As of each date that NCR would otherwise pay the declared dividend on the shares underlying the Stock Units (the “Dividend Payment Date”) in the absence of the reinvestment requirements of this Section, the number of Dividend Units will be determined by dividing the amount of dividends otherwise attributable to the Stock Units but not paid on the Dividend Payment Date by the Fair Market Value of NCR’s Common Stock on the Dividend Payment Date.
9.    Withholding. (a) Prior to any relevant tax or tax withholding event (as applicable) and as a condition of your receiving the shares of Common Stock in respect of the Stock Units, you agree to make arrangements satisfactory to NCR and/or the Employer to satisfy all income tax, social insurance tax, payroll tax, fringe benefits tax or other Federal, state or local tax payment or withholding requirements or other tax related items (collectively, “Tax-Related Items”) applicable to you as a result of or related to your participation in the Plan. In this regard, you agree to pay to NCR, including, at NCR’s sole discretion, through payroll withholding, a cash amount equal to any amount of such Tax-Related Items required to be paid or withheld with respect to the Stock Units; provided that you will be required to pay any such amount prior to the tax or tax withholding event (as applicable) and as a condition of your receiving the shares of Common Stock to be issued in respect of the Stock Units. Notwithstanding the foregoing sentence, in lieu of paying NCR a cash amount equal to any amount of taxes required to be withheld or paid with respect to the Tax-Related Items in respect of the Stock Units, you may, to the extent permitted by NCR in its sole discretion, elect to satisfy any such amount required to be withheld or paid by either (A) instructing NCR to withhold shares of Common Stock that are issuable upon the settlement of the Stock Units equal to the amount required to be withheld or paid or (B) instructing NCR and any brokerage firm determined acceptable to NCR for such purpose to sell on your behalf the whole number of Common Stock underlying the Stock Units that NCR determines to be appropriate to generate the cash proceeds sufficient to satisfy such Tax-Related Items; provided that, any such sale or withholding of shares shall occur on the date that the requirement to withhold or pay taxes arises or as soon as practicable thereafter; provided further that, to the extent that you instruct NCR and any brokerage firm to sell shares of Common Stock on your behalf pursuant to this Section 9, you will be responsible for, and will indemnify and hold NCR and the Employer harmless with respect to, any and all losses, costs, damages or other expenses ( including brokerage fees and other similar costs related directly to any such sale of Common Stock) arising in connection with, or related to, any such sale. You acknowledge that if, at the time any shares of Common Stock are sold to satisfy requirements relating to Tax-Related Items pursuant to this Section 9(a), you are an executive officer of NCR subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any such sale of Common Stock must be pursuant to an exemption from the requirements under Section 16(b) of the Exchange Act.
(b)    You acknowledge that, regardless of any action taken by NCR or the Employer, the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by NCR or the Employer. Depending on the withholding method, NCR may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case you will receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent.
10.    Noncompetition and Nonsolicitation. In exchange for the consideration you are receiving pursuant to the terms of this Agreement, you agree that during your employment with NCR and for a twelve month period after its termination (or if applicable law mandates a maximum time that is shorter than twelve months, then for a period of time equal to that shorter maximum period), regardless of the reason for termination, you will not yourself or through others, without the prior written consent of the Chief Executive Officer of NCR:
(a)    [I FOR EMPLOYEES GRADE 18 AND ABOVE AS OF THE DATE OF THIS AGREEMENT] perform services, directly or indirectly in any capacity (including, without limitation, as an employee, consultant, owner or member of a board of directors), (i) of the type conducted, authorized, offered, or provided by you on behalf of NCR within the two years prior to termination of your NCR employment; (ii) in connection with products, services, systems or solutions that are similar to or serve the same functions as those with respect to which you worked for NCR within the last two years of your NCR employment; (iii) on behalf of yourself or a person or entity in competition with NCR that is not one of the named “Competing Organizations” either on the list below in this Section 10 or, as applicable, on the list currently in effect at the time of termination of your NCR employment (available from the NCR Human

Resources intranet website; the list as of the Grant Date is set forth below in subparagraph (i)); and (iv) anywhere within the United States, or in any State or territory thereof in which NCR does or did business during your NCR employment, all of which States or territories are deemed to be separately set forth here and the names of which are incorporated by reference;
(a)    [II FOR EMPLOYEES GRADE 17 AND BELOW AS OF THE DATE OF THIS AGREEMENT] perform services, directly or indirectly in any capacity (including, without limitation, as an employee, consultant, owner or member of a board of directors), (i) of the type conducted, authorized, offered, or provided by you on behalf of NCR within the two years prior to termination of your NCR employment; (ii) in connection with products, services, systems or solutions that are similar to or serve the same functions as those with respect to which you worked for NCR within the last two years of your NCR employment; (iii) on behalf of yourself or a person or entity in competition with NCR that is not one of the named “Competing Organizations” either on the list below in this Section 10 or, as applicable, on the list currently in effect at the time of termination of your NCR employment (available from the NCR Human Resources intranet website; the list as of the Grant Date is set forth below in subparagraph (i)); and (iv) within the territory where or for which you performed such services within the two years preceding your termination to the extent a specific geographic territory was assigned to you or, if no territory was assigned to you, then within a 250-mile radius from the primary office or other location where you worked during the last two years of your NCR employment;
(b)    perform services, directly or indirectly in any capacity (including, without limitation, as an employee, consultant, owner or member of a board of directors), (i) of the type conducted, authorized, offered, or provided by you on behalf of NCR within the two years prior to termination of your NCR employment; (ii) in connection with products, services, systems or solutions that are similar to or serve the same functions as those with respect to which you worked for NCR within the last two years of your NCR employment; and (iii) on behalf of any named “Competing Organization” either on the list below in this Section 10 or, as applicable, on the list currently in effect at the time of termination of your NCR employment (available from the NCR Human Resources intranet website; the list as of the Grant Date is set forth below in subparagraph (i));
(c)    directly or indirectly recruit, hire, solicit or induce, or attempt to recruit, hire, solicit or induce, any employee of NCR, its Subsidiaries or Affiliates, to terminate his or her employment with NCR, its Subsidiaries or Affiliates; or
(d)    directly or by assisting others, solicit or attempt to solicit the business of any NCR customers or actively sought prospective customers with which you had material contact during the last two years of your NCR employment, for purposes of providing products or services that are competitive with those provided by NCR and its Affiliates. “Material contact” means the contact between you and each customer or actively sought prospective customer (i) with which you dealt on behalf of NCR, (ii) whose dealings with NCR were coordinated or supervised by you, (iii) about whom you obtained confidential information in the ordinary course of business as a result of your association with NCR, or (iv) who receives products or services authorized by NCR, the sale or provision of which results or resulted in compensation, commissions, or earnings for you within the two years prior to the date of the your termination.

(e)    All references to “NCR” in this Section 10 shall be deemed to include its Subsidiaries and Affiliates, and references to “NCR employment” shall be deemed to include your employment, if any, by a company the stock or substantially all the assets of which NCR has acquired. As a non-limiting example, a reference to the “last two years of your NCR employment” may include both time as an NCR employee and time as a Radiant Systems, Retalix Ltd, Digital Insight, or Alaric Ltd employee.
(f)    The covenants contained within this Section 10 are a material component of the consideration for this Agreement. If you breach any of these covenants, NCR shall be entitled to all of its remedies at law or in equity, including but not limited to money damages and injunctive relief. In the event of such a breach, in addition to NCR’s other remedies, any unvested Stock Units will be immediately forfeited and deemed canceled, and you agree to pay immediately to NCR the Fair Market Value of any Stock Units that vested during the eighteen (18) months prior to the date of your Termination of Employment (or if applicable law mandates a maximum time that is shorter than eighteen (18) months, than for a period of time equal to the shorter maximum period), without regard to whether you continue to own the shares associated with such Stock Units or not.
(g)    The twelve-month period set forth in this Section 10 shall be tolled and suspended during and for the pendency of any violation of its terms, and for the pendency of any legal proceedings to enforce any of the covenants set forth herein, and all time that is part of or subject to such tolling and suspension shall not be counted toward the twelve-month duration of the applicable covenant. By way of example, if immediately following your departure from NCR you accept employment with a competitor that is prohibited by the noncompetition covenant contained in this Section 10, and work for such competitor for six months before NCR obtains a judicial or arbitral order terminating or modifying that employment, your twelve-month noncompetition period shall not commence until after you have commenced compliance with that order.
(h)    Subsections (a) and (b) of this Section 10 do not apply to you if, following the termination of your NCR employment, you continue to reside or work in California.
(i)    For purposes of this Agreement, “Competing Organizations” shall be the following as of the Grant Date including the subsidiaries and affiliates of each. The list of Competing Organizations is updated and revised from time to time, and such updated lists shall be deemed a part of this Agreement; updated lists can be obtained from the NCR intranet website at: https://intranet.ncr.com/index.php?option=com_content&view=frontpage&Itemid=8175.

Financial Services	Gilbarco Veeder-Root	Travel
ACI Worldwide	GK Software	Arinc.
Alkami	Hewlett-Packard Corporation	IER
Burroughs	Infor	Mobile Travel Technologies
Diebold	Itasca	SITA
Eastcom	Kiosk Info Sys (KIS)	Integrated Printer Solutions
FIS	LOC Software	Alliance (Australia)
Fiserv	LoyaltyLab	Alpha Paper
Glory	Magstar	App

GRG Banking Equipment	Manhattan Associates	Cenveo
GRG International	M19 Retail	DATA Business Forms
Hitachi	Microsoft Dynamics (Retail)	Documotion
Hitachi-Omron Term Sys (Leadus)	Oracle, including Micros	MaxStick
Hyosung	PAR Technology	McDermott
Jack Henry	Pinnacle Corporation	PMI
KAL (Korala Associates)	POSitech	Reder & Schlinmann
LG N-Sys	Red Book Connect	RiteMade
Malauzai	Retail Pro International	RR Donnelly
Nautilus Hyosung	Retaligent	Schades-Heipa
OKI	Revel	WS Packaging
Phoenix Interactive	RTC Quaterion Group	Telecom & Technology
Q2	ShopKeep	Dimension Data
Vsoft	Spartan	Getronics
Wescom Resources Group	SPSS	Logicalis
Wincor Nixdorf	Toshiba TEC	Nscglobal
Retail & Hospitality	Tradestone Software	TeleSource
Aldata	Unica	Unisys
CompuCom	Useablenet	NCR Services
ECRS	Verifone	Tolt Solutions including Kyrus
Epicor	Vista	CompuCom
Escalate	Wand	Computer Sciences Corporation
Fujitsu	Wincor Nixdorf	Hewlett-Packard Corporation
FuturePOS

11.    Dispute Resolution. By accepting this Award, you agree that, where permitted by local law, any controversy or claim arising out of or related to this Agreement or your employment with NCR, its Subsidiaries or Affiliates shall be resolved by binding arbitration; the obligation to arbitrate shall also extend to and encompass any claims that you may have or assert against any NCR employees, officers, directors or agents. The arbitration shall be pursuant to the then current rules of the American Arbitration Association and shall be held in New York City for employees residing or having a primary NCR business location in the United States; for employees residing or having a primary NCR business location outside the United States, where permitted by local law the arbitration shall be conducted in the regional headquarters city of your NCR business organization pursuant to the rules of a reputable national or international arbitration organization. The arbitration shall be held before a single arbitrator who is an attorney. The arbitrator’s decision and award shall be final and binding and may be entered in any court having jurisdiction. Issues of arbitrability shall be determined in accordance with the U.S. federal substantive and procedural laws relating to arbitration; in all other respects, this Agreement shall be governed by the laws of the State of Georgia in the United States, without regard to its conflict-of-laws principles. Each party shall bear its own attorney fees associated with the arbitration; other costs, and the expenses of the arbitration, shall be borne as provided by the rules of the American Arbitration Association. If any portion of this Section 11 is held unenforceable, it shall be severed and shall not affect the duty to arbitrate nor any other part of this Section 11.

Notwithstanding the preceding subparagraph, you acknowledge that if you breach any of the covenants set forth in Section 10 or Section 15, NCR will sustain irreparable injury and will not have an adequate remedy at law. As a result, you agree that in the event of your breach of any of the Section 10 or Section 15 covenants, NCR may, in addition to any other remedies available to it, bring an action in a court of competent jurisdiction for equitable relief pending appointment of an arbitrator and completion of an arbitration, and in such instance shall not be required to post a bond.
12.    Compensation Recovery Policy. By accepting the Stock Units, you acknowledge and agree that to the extent that the Stock Units constitute “Covered Incentive Compensation” subject to the terms of NCR’s Compensation Recovery Policy, as the same may be in effect from time to time (the “Compensation Recovery Policy”), then, notwithstanding any other provision of this Agreement to the contrary, you may be required to forfeit or repay any or all of the Stock Units pursuant to the terms of the Compensation Recovery Policy. Further, you acknowledge and agree that NCR may, to the extent permitted by law, enforce any repayment obligation pursuant to the Compensation Recovery Policy by reducing any amounts that may be owing from time to time by NCR to you, whether as wages, severance, vacation pay or in the form of any other benefit or for any other reason.
13.    Beneficiaries. Subject to the terms of this Agreement, you may, to the extent permitted by the Senior Vice President, Corporate Services and Chief Human Resources Officer (or his or her delegate) and such procedures of the TPA as may be in effect from time to time, designate one or more beneficiaries to receive all or part of any shares of NCR Common Stock underlying the Stock Units to be distributed in case of your death, and you may change or revoke such designation at any time in accordance with such procedures. In the event of your death, any such shares distributable hereunder that are subject to such a designation that has not been superseded, modified or revoked in accordance with such procedures will be distributed to such beneficiary or beneficiaries in accordance with this Agreement. Any other shares of NCR Common Stock underlying the Stock Units not designated by you will be distributable to your estate. If there is any question as to the legal right of any beneficiary to receive a distribution hereunder, the shares of NCR Common Stock underlying the Stock Units in question may be transferred to your estate, in which event NCR will have no further liability to anyone with respect to such shares. For information about TPA beneficiary designation procedures, or to revoke or change a beneficiary designation, please call Fidelity at 1-800-544-9354 (U.S. grantees) or 1-800-544-0275 (non-U.S. grantees), or at such other number as provided by NCR or Fidelity. If you are a non-U.S. grantee, please visit the following link for access to the toll-free number: https://www.fidelity.com/customer-service/phone-numbers/overview.
14.    Data Privacy. You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement and any other Award materials (“Data”) by and among, as applicable the Employer, NCR, its Subsidiaries and Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.
You understand that the Company and the Employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in NCR, details of all Stock Units or other entitlement to shares of stock awarded, cancelled, exercised, vested, unvested or outstanding in your favor, for the exclusive purpose of implementing, administering and managing the Plan.

You understand that Data will be transferred to the TPA or such other stock plan service provider as may be selected by NCR in the future, which is assisting NCR with the implementation, administration and management of the Plan. You understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (for example, the United States) may have different data privacy laws and protections than your country. You understand that if you reside outside the United States you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize NCR, the TPA and any other possible recipients which may assist NCR (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that if you reside outside the United States you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing your consent is that NCR would not be able to grant you Stock Units or other equity awards or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.
15.    Protection of Confidential Information. In exchange for the consideration you are receiving pursuant to the terms of this Agreement, you agree that during your employment with the Company or an Employer and at all times thereafter (or if applicable law mandates a maximum time, then for a period of time equal to that shorter maximum period) you agree to keep strictly confidential all confidential or trade secret information or material for so long as that information or material remains confidential or trade secret, as applicable. Upon termination of your employment with the Company or an Employer, you will surrender to the Company or your Employer any and all copies, including in electronic form, of Company and Employer confidential information and Company and Employer intellectual property and cease to maintain any copies of such information or intellectual property.
16.    Application to Other Compensation. Your participation in the Plan is voluntary.  The value of this Award is an extraordinary item of income, is not part of your normal or expected compensation for purposes of calculating any severance, redundancy, end of service payments, bonus, long-service awards, pension, retirement or other benefits or similar payments.  The Plan is discretionary in nature.  This Award is a one-time benefit that does not create any contractual or other right to receive additional awards or other benefits in the future.  Future grants, if any, are at the sole grace and discretion of NCR, including but not limited to, the timing of the grant, amount and vesting provisions.

17.    No Advice Regarding Grant. NCR is not providing any tax, legal or financial advice, nor is NCR making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying shares of NCR Common Stock. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.
18.    Electronic Delivery and Acceptance. NCR may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by NCR or the TPA.
19.    Severability. The provisions of this Agreement are severable. If any provision of this Agreement is held to be unenforceable or invalid by a court or other tribunal of competent jurisdiction, it shall be severed and shall not affect any other part of this Agreement, which will be enforced as permitted by law. Provided, however, that to the extent such invalid provision can be rendered valid by modification, you agree that the court or tribunal shall so modify such provision so as to render it valid and enforceable to the fullest extent permitted by law.
20.    Amendment. The terms of this Award of Stock Units as evidenced by this Agreement may be amended by the NCR Board of Directors or the Committee or any delegate thereof, but no such amendment shall be made which would materially impair your rights hereunder without your consent, except such an amendment made to comply with applicable law, including Section 409A of the Code, stock exchange rules or accounting rules.
21.    Waiver. You acknowledge that a waiver by NCR of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach of this Agreement.
22.    Provisions Applicable to Participants in Jurisdictions outside the United States. Notwithstanding any provision of this Agreement or the Plan to the contrary, if you are or become subject to the laws of a jurisdiction outside the United States, your Award shall be subject to any special terms and conditions set forth in any appendix to this Agreement for your country (the “Appendix”). In addition, your Award shall be subject to the laws and requirements of such jurisdiction outside the United States and the terms and conditions of this Agreement are deemed modified to the extent NCR determines necessary or advisable for legal or administrative reasons. Moreover if you relocate to one of the countries included in the Appendix, the special terms and conditions for such country will apply to you, to the extent NCR determines that the application of such terms is necessary or advisable for legal or administrative reasons. Finally, the Committee may take any other action, including amending this Agreement, before or after an Award is made, that it deems necessary or advisable to obtain approval or comply with any necessary local governmental regulatory requirements or exemptions to the extent such amendment is permissible under the Plan with or without your prior written consent.
23.    Conflicting Terms. In the event of a conflict between the terms and conditions of this Agreement and the terms and conditions of the Plan, the terms and conditions of the Plan shall prevail, except that with respect to the law governing this Agreement and any claims arising under or relating to it, Section 11 of this Agreement shall prevail.
24.    Code of Conduct Certification. Notwithstanding any other provision of this Agreement, this Award of Stock Units and your right to receive payment of any Stock Units that become Vested hereunder are subject to and expressly conditioned upon your timely annual certification to NCR’s Code of Conduct, and in the event of your failure to timely provide any such certification as may be required prior to the date that Stock Units would otherwise be paid under this Agreement, those Stock Units shall be forfeited; provided that no such forfeiture shall occur unless you are provided written notice (which notice may be provided by email) of the impending forfeiture, and you do not provide your certification to NCR’s Code of Conduct within thirty days following such notice.
25.    No Right to Continued Employment. The Plan and this Agreement do not constitute a contract of employment or impose on you, the Company or your Employer any obligation to retain you as an employee, to change the status of your employment, or to change the Company’s policies or those of its Subsidiaries’ regarding termination of employment. Employment with the Company and the Employer is at will. You or the Company or your Employer may terminate the employment relationship at any time, with or without cause.
26.    Execution and Validity of Agreement. This Agreement shall be valid, binding and effective upon the Company on the Grant Date. However, the grant contained in this Agreement shall be forfeited by you and this Agreement shall have no force and effect if it is not duly executed by electronic acceptance in a form prescribed by and acceptable to the Company, by the date established by the Company and set forth on the website of the TPA at (www.netbenefits.fidelity.com); on which this Agreement is posted.

APPENDIX A
PROVISIONS FOR NON-U.S. PARTICIPANTS

2015 Time Based Restricted Stock Unit Award Agreement
NCR Corporation 2013 Stock Incentive Plan

The following terms and conditions apply to Participants who reside outside the United States or who are otherwise subject to the laws of a country other than the United States. In general, the terms and conditions in this Appendix A supplement the provisions of the Agreement, unless otherwise indicated herein.

1.    Nature of Grant. In accepting the grant, you acknowledge, understand and agree that:
(a)    the Stock Units and the shares of NCR Common Stock subject to the Stock Units are not intended to replace any pension rights or compensation;
(b)    the Stock Units and the shares of NCR Common Stock subject to the Stock Units and the income and value of same, are not part of normal or expected compensation for any purpose;
(c)    the future value of the underlying shares of NCR Common Stock is unknown, indeterminable and cannot be predicted with certainty;
(d)    no claim or entitlement to compensation or damages shall arise from forfeiture of the Stock Units resulting from your Termination of Employment (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), and in consideration of the grant of Stock Units to which you are otherwise not entitled, you irrevocably agree never to institute any claim against NCR, any of its Subsidiaries or Affiliates or the Employer, waive your ability, if any, to bring any such claim, and release NCR, its Subsidiaries and Affiliates, and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim;
(e)    for purposes of the Stock Units, your employment or service relationship will be considered terminated as of the date you are no longer actively providing services to NCR or the Employer (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any) and unless otherwise expressly provided in this Agreement or determined by NCR, your right to vest in the Stock Units under the Plan, if any, will terminate as of such date and will not be extended by any notice period (for example, your period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any); the Committee shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of your Award (including whether you may still be considered to be providing services while on a leave of absence);
(f)    unless otherwise provided in the Plan or by the Company in its discretion, the Award and the benefits evidenced by this Agreement do not create any entitlement to have the Award or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of the Company; and
(g)    neither NCR, the Employer nor any Subsidiary or Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the Stock Units or of any amounts due to you pursuant to the settlement of the Stock Units or the subsequent sale of any shares of NCR Common Stock acquired upon settlement.
2.    Language. If you have received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control. You acknowledge that it is your express wish that this Agreement, as well as all documents, notices, and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.  By accepting the Stock Units, you confirm having read and understood the Plan and this Agreement, including all terms and conditions included therein, which were provided in the English language.  You accept the terms of those documents accordingly.
3.    Conditions for Issuance. Notwithstanding any other provision of the Plan or this Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the shares of NCR Common Stock, the Company shall not be required to deliver any shares issuable upon settlement of the Stock Units prior to the completion of any registration or qualification of the shares under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. You understand that the Company is under no obligation to register or qualify the shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the shares. The grant of Stock Units is not intended to be a public offering of securities in your country, and the Company has not submitted any registration statement, prospectus or other filings with the local securities authorities in connection with this grant, and the grant of the Stock Units is not subject to the supervision of the local securities authorities.
4.    Repatriation and Other Non-U.S. Compliance Requirements. As a condition of the grant of your Stock Units, you agree to repatriate all payments attributable to the shares of NCR Common Stock and/or cash acquired under the Plan (including, but not limited to, dividends and dividend equivalents) in accordance with local foreign exchange rules and regulations in your country of residence (and your country of employment, if different). In addition, you also agree to take any and all actions, and consent to any and all actions taken by the Company, its Subsidiaries and Affiliates, as may be required to allow the Company, its Subsidiaries and Affiliates to comply with local laws, rules and regulations in your country of residence (and your country of employment, if different). Finally, you agree to take any and all actions as may be required to comply with your personal legal and tax obligations under local tax, exchange control, insider trading and other laws, rules and regulations in your country of residence (and your country of employment, if different) with respect to the Stock Units and the NCR Common Stock issued with respect thereto.
5.    Insider Trading Restrictions/Market Abuse Laws. You acknowledge that, depending on your country of residence, you may be subject to insider trading restrictions and/or market abuse laws, which may affect your ability to acquire or sell shares of NCR Common Stock or rights to such shares (e.g., Stock Units) under the Plan during such times as you are considered to have “inside information” regarding the Company (as defined by the laws in your country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable insider trading policy of the Company. You acknowledge that it is your responsibility to comply with any applicable restrictions, and you are advised to speak to your personal advisor on this matter.

APPENDIX B
COUNTRY-SPECIFIC PROVISIONS FOR NON-U.S. PARTICIPANTS

2015 Time Based Restricted Stock Unit Award Agreement
NCR Corporation 2013 Stock Incentive Plan

This Appendix B includes special terms and conditions applicable to you if you reside in the countries below. These terms and conditions are in addition to or, if so indicated, in place of, those set forth in the Agreement. Capitalized terms used but not defined in this Appendix have the meanings assigned to them in the Plan, or the Agreement, as applicable.
This Appendix B also includes information relating to exchange control and other issues of which you should be aware with respect to your participation in the Plan. The information is based on the exchange control, securities and other laws in effect in the respective countries as of the Grant Date. Such laws are often complex and change frequently. As a result, NCR strongly recommends that you do not rely on the information herein as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time the Stock Units are Vested or shares of NCR Common Stock acquired under the Plan are sold.
In addition, the information is general in nature and may not apply to your particular situation and NCR is not in a position to assure you of any particular result. Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your situation. Finally, if you are a citizen or resident of a country other than the one in which you are currently working, are considered a citizen or resident of another country for local law purposes, or transfer employment or residency to another country after the Grant Date, the notifications contained herein may not be applicable to you. In addition, NCR shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to you.
CHINA
Settlement of Stock Units. This provision supplements Section 3 of the Agreement:
To facilitate compliance with exchange control laws and regulations in the People’s Republic of China (“China”), you agree to the sale of any shares of Common Stock to be issued upon vesting and settlement of the Stock Units. The sale will occur (i) immediately upon vesting and settlement of the Stock Units, (ii) following your Termination of Employment, or (iii) within any other time frame as the Company determines to be necessary to facilitate compliance with local regulatory requirements. You further agree that the Company is authorized to instruct its designated broker to assist with the mandatory sale of such shares (on your behalf pursuant to this authorization) and you expressly authorize the Company’s designated broker to complete the sale of such shares. You agree to sign any agreements, forms and/or consents that may be reasonably requested by NCR (or the broker) to effectuate the sale of the shares of NCR Common Stock and shall otherwise cooperate with NCR with respect to such matters. You acknowledge that neither NCR nor the broker is under any obligation to arrange for the sale of the shares of NCR Common Stock at any particular price and that broker’s fees and similar expenses may be incurred in any such sale. In any event, when the shares of NCR Common Stock are sold, the proceeds of the sale of such shares, less any Tax-Related Items and the broker’s fees, commissions or similar expenses, will be remitted to you in accordance with applicable exchange control laws and regulations.
Exchange Control Restrictions. You understand and agree that, if you are subject to exchange control laws in China, you will be required to immediately repatriate to China the proceeds from the sale of any shares of NCR Common Stock acquired under the Plan. You further understand that such repatriation of the proceeds may need to be effected through a special exchange control account established by NCR or a Subsidiary or Affiliate, and you hereby consent and agree that the proceeds from the sale of shares of NCR Common Stock acquired under the Plan may be transferred to such account by NCR (or the broker) on your behalf prior to being delivered to you. You also agree to sign any agreements, forms and/or consents that may be reasonably requested by NCR (or the broker) to effectuate such transfers.
The proceeds may be paid to you in U.S. dollars or local currency at NCR’s discretion. If the proceeds are paid to you in U.S. dollars, you understand that you will be required to set up a U.S. dollar bank account in China so that the proceeds may be deposited into this account. If the proceeds are paid to you in local currency, (i) you acknowledge that NCR is under no obligation to secure any particular exchange conversion rate and that NCR may face delays in converting the proceeds to local currency due to exchange control restrictions, and (ii) you agree to bear any currency fluctuation risk between the time the shares of NCR Common Stock are sold and the time the proceeds are converted to local currency and distributed to you.
Finally, you agree to comply with any other requirements that may be imposed by NCR in the future in order to facilitate compliance with exchange control requirements in China.

ISRAEL

Trust Arrangement. You understand and agree that this Award is offered subject to and in accordance with the terms of the Plan and its Israeli Appendix. Upon vesting, the shares of Common Stock shall be controlled by the Company’s trustee appointed by the Company or its Subsidiary or Affiliate in Israel (the “Trustee”) for your benefit for at least such period of time as required by Section 102 or any shorter period determined under the Israeli Income Tax Ordinance (New Version), 5721-1961 as now in effect or as hereafter amended (the “Ordinance”) (with respect to the “capital gain route”) or by the Israeli Tax Authority (the “Lock‑Up Period”). You shall be able to request the sale of the shares or the release of the shares from the Trustee, subject to the terms of the Plan, this Agreement and any applicable Israeli tax law. Without derogating from the aforementioned, if the shares are released by the Trustee during the Lock‑Up Period, the sanctions under Section 102 of the Ordinance shall apply to and be borne by you. The shares shall not be sold or released from the control of the Trustee unless the Company, the Subsidiary or Affiliate and the Trustee are satisfied that the full amount of Tax-Related Items due have been paid or will be paid in relation thereto. Notwithstanding any provision of this Agreement or the Plan to the contrary except the provisions in Section 2 of this Agreement relating to a Good Reason Termination (as defined in Section 2) or your Retirement (in each case, to the extent specifically applicable to you), in the event of your resignation from service with NCR or the Employer due to any reason, including worsening of employment conditions, or any other reason relating to conditions of employment, all unvested Stock Units will automatically terminate and be forfeited and no shares or cash will be issued or paid to you (as the case may be).